UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
September 20, 2005
Wellman, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-10033	04-1671740
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1041 521 Corporate Center Drive
Fort Mill, South Carolina	29715
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (803) 835-2000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
On September 20, 2005, Wellman, Inc. announced via press release that its Pearl River facility located in Hancock County, Mississippi, is expected to resume PET resin production in November 2005. The facility, which was shut down in anticipation of Hurricane Katrina, did not sustain any major structural damage. However, one consequence of the storm surge, which resulted in between 2-3 feet of water on the site, is that many of the pumps, drives and electrical controls for the plant need to be refurbished or repaired. While the facility is expected to resume production in November, it is expected to operate at less than its full capacity until transportation and other support infrastructure is totally operational. The lack of production from the Pearl River facility is expected to reduce Wellman’s total sales by approximately 15-20% for the period from the shut down at the end of August until the plant resumes operations. As previously stated, Wellman expects its losses from the hurricane to be covered by casualty and business interruption insurance with a $20 million deductible. Wellman expects the start up of the 300 million pound PET resin expansion at its Pearl River facility to be delayed from the first quarter of 2006 until the second quarter of 2006. A copy of the Company’s press release is attached hereto as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits.
(a)	Not applicable.

(b)	Not applicable.

(c)	Exhibit
99.1	Press Release dated September 20, 2005

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wellman, Inc.

September 22, 2005	/s/ Mark J. Ruday

Mark J. Ruday Vice President, Chief Accounting Officer and Controller

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release dated September 20, 2005.

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